Exhibit 99.1

NIH, GreenLight Biosciences to collaborate on COVID-19 vaccine development for new variants

BOSTON, July 29, 2022—GreenLight Biosciences has announced a collaboration with the National Institutes of Health (NIH) to develop COVID-19 vaccines that are more broadly protective against new variants and with longer-lasting effects.

“This is a tremendous opportunity for us to partner with a premier vaccine discovery team and use our mRNA platform to accelerate the development of coronavirus vaccines which are more broadly protective and durable than those currently available,” says Amin Khan, PhD, GreenLight’s Chief Science Officer, Human Health.

GreenLight—in collaboration with the Vaccine Research Center (VRC), part of NIH’s National Institute of Allergy and Infectious Diseases—will co-design and test mRNA vaccines against coronaviruses with the goal of developing vaccines that confer a more durable immune response than current vaccines. In addition, they will work together to develop systems that expedite new designs into clinical use.

SARS-CoV-2, the virus that causes COVID-19, continues to evolve and accumulate genomic mutations with the potential to negatively affect the efficacy of existing medical countermeasures. For the current COVID-19 pandemic and future coronavirus-related pandemics, the rapid development and deployment of vaccines active against a range of coronaviruses, including variants of SARS-CoV-2, will be vital for public health.

According to the NIH, cooperative research and development agreements, or CRADAs, “provide an exciting opportunity for NIH investigators to join with their colleagues from industry and academia in the joint pursuit of common research goals. Government scientists serve the larger mission of NIH, to facilitate the development and commercialization of health-care pharmaceuticals and products. Companies also can leverage their own R&D efforts while collaborating in state-of-the-art NIH research.”

Safe Harbor

This press release contains, and our officers, directors and employees may make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, with respect to the future operations, scientific developments or financial results of GreenLight Biosciences Holdings, PBC, and its subsidiaries (“GreenLight”) and any potential collaboration projects with the National Institutes of Health. These forward-looking statements generally are identified by the words “aim to”, “believe,” “project,” “target”, “potential”, “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including the evolution of the COVID-19 pandemic, the ability to develop COVID-19 vaccines that are more broadly protective against new variants and with longer-lasting effects, the ability to rapidly develop and deploy vaccines, the success of the collaboration with the National Institute of health, the success of co-designing and testing mRNA vaccines against coronaviruses, the acceptance of RNA-based technologies by regulators and the public, our ability to raise and productively deploy capital and the rate at which we can successfully bring products to market. Readers are cautioned not to put undue reliance on forward-looking statements and are encouraged to read the additional risks and uncertainties discussed in our periodic filings with the Securities and Exchange Commission under the heading “Risk Factors.” GreenLight assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional information on GreenLight and potential risks associated with investing in GreenLight’s securities, please see our public filings at https://www.sec.gov/edgar/browse/?CIK=1822691&owner=exclude.